SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 3)*

FORD MOTOR CO
___________________________________________________________
(Name of Issuer)

COMMON STOCK
___________________________________________________________
(Title of Class of Securities)

345370860

______________________________

(CUSIP Number)

December 31, 2008

___________________________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[X]     Rule 13d – 1(b)
[ ]     Rule 13d – 1(c)
[ ]     Rule 13d – 1(d)

*     The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No 345370860	13G	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America Corporation 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	332,320,307
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	363,121,874
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 363,121,874
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.91%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 345370860	13G	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corporation 56-1857749
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	332,203,307
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	331,917,904
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 332,203,307
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.33%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 345370860	13G	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BAC North America Holding Company 36-3737560
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	320,433,877
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	320,148,473
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320,433,877
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.83%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 345370860	13G	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BANA Holding Corporation 36-2685437
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	320,433,877
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	320,148,473
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320,433,877
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.83%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 345370860	13G	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America, NA 94-1687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	2,973,815
	6 SHARED VOTING POWER	317,460,062
	7 SOLE DISPOSITIVE POWER	2,939,174
	8 SHARED DISPOSITIVE POWER	317,209,299
9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

320,433,877

(includes 187,890,918 shares of common stock held in trust on behalf of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees and 127,614,963 shares of common stock held as trustee on behalf of the Ford Motor Company Savings and Stock Investment Plan for Hourly Employees.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.83%
12	TYPE OF REPORTING PERSON (See Instructions) BK

CUSIP No 345370860	13G	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Group, LLC 94-1687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	1,019,409
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	1,472,729
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,472,729
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No 345370860	13G	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Columbia Management Advisors, LLC 94-1687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	1,016,869
	6 SHARED VOTING POWER	2,540
	7 SOLE DISPOSITIVE POWER	1,467,064
	8 SHARED DISPOSITIVE POWER	5,665
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,472,729
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No 345370860	13G	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities Holdings Corporation 56-2103478
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	11,769,431
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	11,769,431
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,769,431
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .51%
12	TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No 345370860	13G	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities LLC 56-2058405
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	11,769,431
	6 SHARED VOTING POWER	0
	7 SOLE DISPOSITIVE POWER	11,769,431
	8 SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,769,431
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .51%
12	TYPE OF REPORTING PERSON (See Instructions) BD

CUSIP No 345370860	13G	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services, Inc. 52-2082247
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	117,000
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	31,203,970
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,203,970
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.35%
12	TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No 345370860	13G	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services (Cayman), Inc. 98-0186458
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	117,000
	6 SHARED VOTING POWER	0
	7 SOLE DISPOSITIVE POWER	117,000
	8 SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 117,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .005%
12	TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No 345370860	13G	Page 13 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Investment Advisors, Inc. 56-2058405
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER	0
	6 SHARED VOTING POWER	872,665
	7 SOLE DISPOSITIVE POWER	0
	8 SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 872,665
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .04%
12	TYPE OF REPORTING PERSON (See Instructions) IA

Explanatory Note:

Shares reported on line nine of page six relating to Bank of America, N.A., includes 187,890,918 shares of common stock held in trust on behalf of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees and 127,614,963 shares of common stock held as trustee on behalf of the Ford Motor Company Savings and Stock Investment Plan for Hourly Employees. Bank of America, N.A. has shared voting and dispositive powers with respect to the shares of Ford Motor Company common stock held under the terms of the trusts established to fund the above referenced plans.

Item 1(a).     Name of Issuer:

Ford Motor Co

Item 1(b).     Address of Issuer’s Principal Executive Offices:

One American Road

Dearborn, Michigan 48126

Item 2(a).     Name of Person Filing:

Bank of America Corporation
NB Holdings Corporation
BAC North America Holding Company
BANA Holding Corporation
Bank of America, N.A.
Columbia Management Group, LLC
Columbia Management Advisors, LLC
Banc of America Securities Holdings Corporation
Banc of America Securities LLC
Banc of America Investment Advisors, Inc.
NMS Services Inc NMS Services (Cayman) Inc

Item 2(b).     Address of Principal Business Office or, if None, Residence:

Each Reporting Person has its or his principal business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2(c).     Citizenship:

Bank of America Corporation	Delaware
NB Holdings Corporation	Delaware
BAC North America Holding Company	Delaware
BANA Holding Corporation	Delaware
Bank of America, N.A.	United States
Columbia Management Group, LLC	Delaware
Columbia Management Advisors, LLC	Delaware
Banc of America Securities Holdings Corporation	Delaware
Banc of America Securities LLC	Delaware
Banc of America Investment Advisors, Inc.	Delaware
NMS Services Inc NMS Services (Cayman) Inc	Delaware Cayman Islands

Item 2(d).     Title of Class of Securities:

Common Stock

Item 2(e).     CUSIP Number:

345370860

Item 3.          If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c),

Check Whether the Person Filing is a:

(a)	[ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ] Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	[X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.          Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.          Ownership of 5 Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.          Ownership or More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.          Identification and Classification of the Subsidiary Which Acquired the

Security Being Reported on by the Parent Holding Company or Control
Person:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8.          Identification and Classification of Members of the Group:

Not Applicable.

Item 9.          Notice of Dissolution of Group:

Not Applicable.

Item 10.     Certification:

By signing below each of the undersigned certifies that, to the best of such undersigned’s knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     February 13, 2009

Bank of America Corporation

NB Holdings Corporation

BAC North America Holding Company

BANA Holding Corporation

Bank of America, N.A.

By:      /s/ Charles F. Bowman
     _____________________

Charles F. Bowman
Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Michael A. Jones
     _____________________

Michael A. Jones

President

Bank of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________

Robert Qutub

President

Bank of America Securities LLC
NMS Services Inc
NMS Services (Cayman) Inc

By:      /s/ Matthew Smith
     _____________________

Matthew Smith
Managing Director

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
     __________________

Daniel S. McNamara

President

Exhibit 99.1

EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13G with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated:     February 13, 2009

Bank of America Corporation

NB Holdings Corporation

BAC North America Holding Company

BANA Holding Corporation

Bank of America, N.A.

By:      /s/ Charles F. Bowman
     _____________________

Charles F. Bowman
Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Michael A. Jones
     _____________________

Michael A. Jones

President

Bank of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________

Robert Qutub

President

Bank of America Securities LLC
NMS Services Inc
NMS Services (Cayman) Inc

By:      /s/ Matthew Smith
     _____________________

Matthew Smith

   Managing Director

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
     __________________

Daniel S. McNamara

President